Exhibit 27(n)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-70963 of COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company on Form N-6 of our report dated February 19, 2003 on the financial statements of COLI VUL-2 Series Account and our report dated January 27, 2003 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Services" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP

Denver, Colorado
April 24, 2003